Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of América Móvil, S.A.B. de C.V. and Radiomóvil Dipsa, S.A. de C.V., and to the incorporation by reference therein of our reports dated June 23, 2009 with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V. and subsidiaries, included in the Annual Report on Form 20-F of América Móvil, S.A.B. de C.V. for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Mancera, S.C. A Member Practice of Ernst & Young Global

/s/ Omero Campos Segura
Omero Campos Segura

Mexico City, Mexico

September 29, 2009